Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800)748-6907]

PLEASE NOTE: THE ADDITION OF THIS RIDER TO YOUR CONTRACT RESTRICTS YOUR ABILITY TO PURCHASE ANY GUARANTEED LIVING BENEFIT RIDER FOR YOUR CONTRACT.

RETURN OF PURCHASE PAYMENTS DEATH BENEFIT RIDER

Pacific Life & Annuity Company, a stock life insurance company, has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

You have elected the Return of Purchase Payments Death Benefit Rider. The provisions in this Rider replace the Death Benefit and Death Benefit Amount provisions in your contract. The annual charge for expenses related to this Rider is shown in the Rider Specifications. This charge will be assessed daily against assets held in your Variable Investment Option (s) and is guaranteed not to increase for the life of the Contract.

RIDER SPECIFICATIONS

Rider Effective Date: [The Contract Date as shown in the Contract Specifications]

Maximum Age: [75]

Annual Charge Percentage: [0.20%]

DEFINITION OF TERMS

Total Adjusted Purchase Payments - The sum of all Purchase Payments made to the Contract, reduced by a Pro Rata Reduction for each prior withdrawal. This amount may be adjusted if there is a change of Owner.

Pro Rata Reduction – The reduction percentage that is calculated at the time of a withdrawal by dividing the amount of each withdrawal by the Contract Value immediately prior to the withdrawal.

RIDER PROVISIONS

General – This Rider may only be elected at the Contract Date and will remain in effect until the earlier of:

(a)	a full withdrawal of the amount available for withdrawal under the Contract;
(b)

when death benefit proceeds become payable under the Contract, unless the spouse of the deceased Owner continues the Contract in accordance with the Death of Owner Distribution Rules provision of the Contract;

(c)	any termination of the Contract in accordance with the provisions of the Contract; or
(d)	the Annuity Date.

This Rider may only be elected if the Age of each Owner and Annuitant is less than or equal to the Maximum Age shown in the Rider Specifications on the Contract Date.

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Death Benefit – A death benefit will be payable if the sole surviving Annuitant or any Owner dies, or any Annuitant dies in the case of a Non-Natural Owner, before the Annuity Date and while this Contract is in force.

The proceeds of any death benefit will be payable upon receipt of, in proper form, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”). Such proceeds will equal the Death Benefit Amount reduced by any charges for premium taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.

These proceeds may be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract, towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules provision).

If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

a)	the Contract Value as of the Notice Date; or

b)	Total Adjusted Purchase Payments as of the Notice Date.

Change of Owner - If there is a change of Owner:

•	to someone other than the Owner’s spouse; or

•	to a Trust or Non-Natural Entity where the Owner and Annuitant are not the same person prior to the change; or

•	if an Owner is added that is not a spouse of the Owner,

the Total Adjusted Purchase Payments on the effective date of the change of Owner (the “Change Date”) will be reset to equal the lesser of:

(a)	the Contract Value as of the Change Date; or

(b)	Total Adjusted Purchase Payments as of the Change Date.

Additionally, after the Change Date the Total Adjusted Purchase Payments:

•	will be increased by any Purchase Payments made after the Change Date; and

•	will be reduced by any Pro Rata Reduction for withdrawals made after the Change Date.

A change of Owner may only be elected if the Age of any new Owner is less than or equal to the Maximum Age shown in the Rider Specifications on the Change Date.

On the Notice Date, if the surviving spouse is deemed to have continued the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be considered earnings. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date.

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All other terms and conditions of your Contract remain unchanged.

PACIFIC LIFE & ANNUITY COMPANY

[

Chairman and Chief Executive Officer	Secretary

]

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